Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-163715), pertaining to the 2007 Share Incentive Plan and 2008 Share Incentive Plan of China Nuokang Bio-Pharmaceutical Inc. of our report dated April 24, 2012, with respect to the consolidated financial statements of China Nuokang Bio-Pharmaceutical Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

April 24, 2012